Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.284.6206

Cell Therapeutics Announces Planned Reverse Stock Split;

Receives NASDAQ Notice of Non-Compliance;

Intends to Request Hearing

May 6, 2011 Seattle—Cell Therapeutics, Inc. (the “Company”) (NASDAQ and MTA: CTIC) today announced that the Company’s Board of Directors (the “Board”) approved a reverse stock split following the Company’s receipt on May 3, 2011 of a notification of non-compliance from the staff of The NASDAQ Stock Market LLC (the “NASDAQ”). The notification stated that the Company has not regained compliance with NASDAQ Listing Rule 5550(a)(2) because the Company’s common stock (the “Common Stock”) did not maintain a minimum closing bid price of $1.00 per share over a period of at least ten consecutive business days ending on or prior to May 2, 2011. As a result of the notification of non-compliance, the Common Stock is subject to delisting unless the Company requests a hearing before the NASDAQ Listing Qualifications Panel (the “Panel”). Accordingly, the Company plans to timely request a hearing before the Panel, thereby allowing the Common Stock to continue to trade on The NASDAQ Capital Market pending the issuance of the Panel’s decision following the hearing.

The Company expects that the hearing will be held within 45 days. At the hearing, the Company will present a plan for achieving compliance with the NASDAQ listing requirements, which will include the implementation of the reverse stock split approved by the Board. The Company anticipates that it will have already effected the reverse stock split by the time of the hearing. Notwithstanding the reverse stock split, there can be no assurance that the Panel will grant the Company’s request for continued listing on The NASDAQ Capital Market. In determining whether the Company has regained compliance with the $1.00 per share minimum closing bid price requirement, the NASDAQ will require a closing bid price of at least $1.00 per share for a minimum of ten consecutive business days and may, under the NASDAQ Listing Rules, elect to monitor the trading price of the Common Stock for as long as 20 business days.

It is presently anticipated that the reverse stock split will become effective on or about May 15, 2011. Upon the effectiveness of the reverse stock split, each of the Company’s shareholders will receive one new share of Common Stock in exchange for every six shares such shareholder holds. The Common Stock will begin trading on a split-adjusted basis on the Mercato Telematico Azionario stock market (the “MTA”) in Italy and The NASDAQ Capital Market in the United States on May 16, 2011. On The

www.celltherapeutics.com

NASDAQ Capital Market, trading of the Common Stock will appear under the temporary trading symbol “CTICD” in order to inform the investment community of the reverse stock split. The Company’s trading symbol will revert to “CTIC” on or about June 13, 2011. The Company’s trading symbol on the MTA will not change due to the reverse stock split.

The reverse stock split will affect all outstanding and authorized shares of the Common Stock as well as the number of shares of Common Stock underlying stock options and other exercisable or convertible instruments outstanding at the effective time of the reverse stock split.

About Cell Therapeutics, Inc.

Headquartered in Seattle, the Company is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.celltherapeutics.com.

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This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of the Company’s securities. Specifically, the risks and uncertainties that could the Company include risks associated with preclinical and clinical developments in the biopharmaceutical industry, including, without limitation, that the Company may experience unexpected delays in the regulatory approval process of its products, the Company’s ability to continue to raise capital as needed to fund its operations, that the Panel may not grant the Company’s request for continued listing on The NASDAQ Capital Market, that the Common Stock may not continue trading on The NASDAQ Capital Market pending the outcome of the hearing, that if the Panel grants the Company a hearing, the hearing may not be held within 45 days, that the Company may not regain compliance with the NASDAQ listing requirements by the time of the Panel hearing, that the Panel may not grant the Company additional time within which to regain compliance with the NASDAQ listing requirements, that the reverse stock split may not increase the per-share-trading price of the Common Stock to regain compliance with the NASDAQ listing requirements for continued listing on The NASDAQ Capital Market, competitive factors, technological developments, costs of developing, producing and selling the Company’s product candidates, and the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 10-Q and 8-K. Except as may be required by law, the Company does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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www.celltherapeutics.com

Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

F: 206.272.4434

E: deramian@ctiseattle.com

www.celltherapeutics.com/press_room

Investors Contact:

Ed Bell

T: 206.272.4345

Lindsey Jesch Logan

T: 206.272.4347

F: 206.272.4434

E: invest@ctiseattle.com

www.celltherapeutics.com/investors

www.celltherapeutics.com